UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Isolagen, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Isolagen, Inc.
405 Eagleview Blvd.
Exton, Pennsylvania 19341
(484) 713-6000

To the Stockholders of Isolagen, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Isolagen, Inc. on September 25, 2007. The Annual Meeting will begin at 9:30 a.m. local time at Loews Vanderbilt Hotel Nashville, 2100 West End Avenue, Nashville, Tennessee 37203.

Information regarding each of the matters to be voted on at the Annual Meeting is contained in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. We urge you to read the Proxy Statement carefully. The Proxy Statement and proxy card are being mailed to all stockholders on September 6, 2007.

Because it is important that your shares be voted at the Annual Meeting, we urge you to complete, date and sign the enclosed proxy card and return it as promptly as possible in the accompanying envelope, whether or not you plan to attend in person. If you are a stockholder of record and do attend the meeting and wish to vote your shares in person, even after returning your proxy, you still may do so.

We look forward to seeing you on September 25, 2007.

Very truly yours,

ISOLAGEN, INC.
By:	/s/ NICHOLAS L. TETI
Nicholas L. Teti
Chairman and Chief Executive Officer

Isolagen, Inc.
405 Eagleview Blvd.
Exton, Pennsylvania 19341
(484) 713-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 25, 2007

TO THE STOCKHOLDERS OF ISOLAGEN, INC.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Isolagen, Inc. (the “Company”) will be held at Loews Vanderbilt Hotel Nashville, 2100 West End Avenue, Nashville, Tennessee 37203, on September 25, 2007 at 9:30 a.m., local time, for the following purposes, as described in the accompanying Proxy Statement:

1.      To elect three persons to the Board of Directors of the Company, each to serve until the next annual meeting of shareholders of the Company or until such person shall resign, be removed or otherwise leave office.

2.      To ratify the appointment of BDO Seidman, LLP as the Company’s auditors for the year ending December 31, 2007.

3.      To transact any other business which properly may be brought before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record of the Company at the close of business on September 5, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of these stockholders will be open for the examination of any stockholder of record at the Company’s principal executive offices located at 405 Eagleview Blvd., Exton, Pennsylvania 19341 for a period of ten days prior to the Annual Meeting. The list will also be available for the examination of any stockholder of record present at the Annual Meeting. The Annual Meeting may be adjourned or postponed from time to time without notice other than by announcement at the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,
ISOLAGEN, INC.
/s/ NICHOLAS L. TETI
Exton, Pennsylvania	Nicholas L. Teti
September 6, 2007	Chairman and Chief Executive Officer

TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
Why did you send me the proxy statement?	1
What proposals will be addressed at the Annual Meeting?	1
Who may vote on these proposals?	1
How many votes do I have?	1
Why would the Annual Meeting be postponed?	1
How do I vote by proxy?	2
How do I vote in person?	2
May I revoke my proxy?	2
What vote is required to approve each proposal?	3
Are there any rights of appraisal?	3
Who bears the cost of soliciting proxies?	3
Where are Isolagen’s principal executive offices?	3
How can I obtain additional information about Isolagen?	3
INFORMATION ABOUT ISOLAGEN STOCK OWNERSHIP	4
Which stockholders own at least five percent of Isolagen?	4
How much stock is owned by directors and executive officers?	5
Did directors, executive officers and greater-than-ten percent stockholders comply with Section 16(a) beneficial ownership reporting requirements in fiscal 2006?	6
INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS	6
Directors and Executive Officers	6
Nominees to the Board of Directors	9
Involvement in Legal Proceedings	9
The Board of Directors	10
Director Independence	11
Committees of the Board of Directors	11
Stockholder Communications with Directors	13
Board Member Attendance at Annual Meetings	13
REPORT OF THE AUDIT COMMITTEE	14
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	16
Compensation Discussion and Analysis	16
Executive Officer Compensation	22
Director Compensation	26
Compensation Committee Interlocks and Insider Participation	27
Stock Options	28
Discussion of Employment Agreements and Termination or Change in Control Arrangements	28
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32
PROPOSAL 1—ELECTION OF DIRECTORS	33
PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	33
STOCK PERFORMANCE GRAPH	34
OTHER PROPOSED ACTION	35
STOCKHOLDER PROPOSALS AND SUBMISSIONS	35

i

ISOLAGEN, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 25, 2007

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Isolagen, Inc., a Delaware corporation, for use at the Annual Meeting of Isolagen stockholders to be held at Loews Vanderbilt Hotel Nashville, 2100 West End Avenue, Nashville, Tennessee 37203, on September 25, 2007 at 9:30 a.m., local time, and at any adjournments or postponements of the Annual Meeting. This proxy statement summarizes the information you need to make an informed vote on the proposals to be considered at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card using the envelope provided. The terms “Isolagen,” “Company,” “we,” or “our” refer to Isolagen, Inc.

WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?

We will address the following proposals as the Annual Meeting:

1.                To elect three persons to the Board of Directors of the Company, each to serve until the next annual meeting of shareholders of the Company or until such person shall resign, be removed or otherwise leave office.

2.                To ratify the appointment of BDO Seidman, LLP as the Company’s auditors for the year ending December 31, 2007.

3.                To transact any other business which properly may be brought before the Annual Meeting or any adjournment or postponement thereof.

WHO MAY VOTE ON THESE PROPOSALS?

We will send this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about September 6, 2007 to all stockholders as of September 5, 2007 (the “Record Date”). Stockholders who owned shares of our Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting in all matters properly brought before the Annual Meeting.

On the Record Date, we had 37,637,991 shares of issued and outstanding Common Stock entitled to vote at the Annual Meeting (“Common Stock”).

HOW MANY VOTES DO I HAVE?

Each share of Common Stock is entitled to one vote on each matter presented at the Annual Meeting.

WHY WOULD THE ANNUAL MEETING BE POSTPONED?

The Annual Meeting will be postponed if a quorum is not present on September 25, 2007. The presence in person or by proxy of at least a majority of our Common Stock outstanding as of the Record

Date will constitute a quorum and is required to transact business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

Abstentions and broker non-votes are treated as shares present or represented at the meeting, but are not counted as votes cast. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purposes of determining the existence of a quorum at the Annual Meeting.

HOW DO I VOTE BY PROXY?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

1.                FOR the election of three persons to the Board of Directors of the Company.

2.                FOR the ratification of the appointment of BDO Seidman, LLP as the Company’s auditors for the year ending December 31, 2007.

If any other matters are presented, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

HOW DO I VOTE IN PERSON?

If you plan to attend the Annual Meeting and vote in person on September 25, 2007, or at a later date if the meeting is adjourned or postponed, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit and authorizing you to vote the shares.

MAY I REVOKE MY PROXY?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in three ways:

1.                You may send in another proxy with a later date.

2.                You may notify us in writing (by you or your attorney authorized in writing, or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the Annual Meeting that you are revoking your proxy.

3.                You may vote in person at the Annual Meeting.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Proposal 1:   Election of Directors.

A plurality of the eligible votes cast is required to elect director nominees. A nominee who receives a plurality means he has received more votes than any other nominee for the same director’s seat. Broker non-votes will not be counted as votes cast at the Annual Meeting, and will therefore have the effect of a negative vote.

Proposal 2:   Ratification of Independent Auditors.

The approval of Proposal 2 requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Abstentions and broker non-votes will not be taken into account in determining the outcome of Proposal 2.

ARE THERE ANY RIGHTS OF APPRAISAL?

The Board of Directors is not proposing any action for which the laws of the State of Delaware, our Certificate of Incorporation or our Bylaws provide a right of a stockholder to obtain appraisal of or payment for such stockholder’s shares.

WHO BEARS THE COST OF SOLICITING PROXIES?

Isolagen will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution.

WHERE ARE ISOLAGEN’S PRINCIPAL EXECUTIVE OFFICES?

The principal executive offices of Isolagen are located at 405 Eagleview Blvd., Exton, Pennsylvania 19341 and our telephone number is (484) 713-6000.

HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT ISOLAGEN?

We will, upon written request of any stockholder, furnish without charge a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission or SEC, without exhibits. Please address all such requests to Isolagen, Inc., 405 Eagleview Blvd., Exton, Pennsylvania 19341, Attention: Corporate Secretary. Exhibits to the Form 10-K will be provided upon written request and payment of an appropriate processing fee.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (“Exchange Act”) which requires that we file reports, proxy statements and other information with the SEC. The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding companies, including Isolagen, that file electronically with the SEC. The SEC’s website address is http:\\www.sec.gov. In addition, our filings may be inspected and copied at the public reference facilities of the SEC located at 100 F Street, N.E. Washington, DC 20549; and at the SEC’s regional offices at 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661. Copies of the material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, DC 20549.

INFORMATION ABOUT ISOLAGEN STOCK OWNERSHIP

WHICH STOCKHOLDERS OWN AT LEAST FIVE PERCENT OF ISOLAGEN?

The following table shows, as of the Record Date and to the best of our knowledge, all persons we know to be beneficial owners of five percent or more of our Common Stock.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned(1)	Percent of Class(2)
Michael A. Roth and Brian J. Stark(3)	7,294,773	19.4%
Wayne Holman(4)	2,573,315	6.8%

(1)          Beneficial ownership has been determined in accordance with rules of the SEC. Under these rules, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by that person by reason of these acquisition rights, but are not deemed outstanding for computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

(2)          Based upon 37,637,991 shares of Common Stock outstanding.

(3)          All information is based on the Schedule 13G/A filed August 27, 2007. All of the foregoing shares represent common stock held directly by SF Capital Partners Ltd. (“SF Capital”) and Stark Master Fund (“Stark Master”). Michael A. Roth and Brian J. Stark are the Managing Members of Stark Offshore Management, LLC (“Stark Offshore”), which acts as investment manager and has sole power to direct the management of SF Capital and Stark Master. Through Stark Offshore, Michael A. Roth and Brian J. Stark possess voting and dispositive power over all of the shares. For the purposes of Rule 13d 3 under the Exchange Act, although both Messrs. Roth and Stark may be deemed to be the beneficial owners of such shares, but each have disclaimed such beneficial ownership of the foregoing shares. The principal business office of Michael A. Roth and Brian J. Stark is 3600 South Lake Drive, St. Francis, WI 53235.

(4)          All information is based on the Schedule 13G filed March 30, 2007. All of the foregoing shares represent shares of common stock held directly by Ridgeback Capital Investments Ltd. Wayne Holman is the Managing Member of Ridgeback Capital Management, LLC, which acts as investment manager and has sole power to direct the management of Ridgeback Capital Investments, Ltd. Through Ridgeback Capital Management, LLC, Wayne Holman possesses voting and dispositive power over all of the foregoing shares. For the purposes of Rule 13d 3 under the Exchange Act, although Mr. Holman may be deemed to be the beneficial owner of such shares, he has disclaimed such beneficial ownership of the foregoing shares. The principal business office of each of the reporting persons is 430 Park Avenue, 12th Floor, New York, NY 10022.

HOW MUCH STOCK IS OWNED BY DIRECTORS AND EXECUTIVE OFFICERS?

The following table shows, as of the Record Date, the securities owned by each director, nominee, and Named Executive Officer.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percent of Class(2)
Nicholas L. Teti(3)	999,998	2.6%
Steven Morrell(4)	289,167	Less than 1%
Ralph V. De Martino(5)	297,500	Less than 1%
Henry Toh(6)	189,167	Less than 1%
Marshall G. Webb(7)	119,167	Less than 1%
Terry E. Vandewarker(8)	52,500	Less than 1%
Kenneth Selzer	—	—
Declan Daly(9)	108,333	Less than 1%
Steven Trider(10)	76,666	Less than 1%
Todd Greenspan(11)	61,250	Less than 1%
Martin E. Schmieg(12)	108,800	Less than 1%
Susan S. Ciallella(13)	471,667	1.2%
All Executive Officers and Directors as a Group (9 persons)(14)	2,193,748	5.7%

(1)          Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise noted, all listed shares of Common Stock are owned of record by each person or entity named as beneficial owner and that person or entity has sole voting and dispositive power with respect to the shares of Common Stock owned by each of them. As to each person or entity named as beneficial owners, that person’s or entity’s percentage of ownership is determined based on the assumption that any options or convertible securities held by such person or entity which are exercisable or convertible within 60 days of the date of this proxy statement have been exercised or converted, as the case may be.

(2)          Based upon 37,637,991 shares of common stock outstanding as of September 5, 2007.

(3)          Consists of options to purchase 999,998 shares of common stock.

(4)          Consists of options to purchase 289,167 shares of common stock.

(5)          Consists of options to purchase 297,500 shares of common stock.

(6)          Consists of options to purchase 189,167 shares of common stock.

(7)          Consists of options to purchase 119,167 shares of common stock.

(8)          Consists of options to purchase 52,500 shares of common stock.

(9)          Consists of options to purchase 108,333 shares of common stock.

(10) Includes options to purchase 76,666 shares of common stock.

(11) Includes options to purchase 60,000 shares of common stock.

(12) Includes options to purchase 100,000 shares of common stock. Mr. Schmieg’s address is 640 W. Carpenter Lane, Philadelphia, PA 19119. Mr. Schmieg resigned on March 31, 2006.

(13) Includes of options to purchase 460,000 shares of common stock.

(14) Includes options to purchase 2,007,501 shares of common stock.

DID THE DIRECTORS, EXECUTIVE OFFICERS AND GREATER THAN TEN PERCENT STOCKHOLDERS COMPLY WITH THE SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS IN FISCAL YEAR 2006?

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of equity securities of Isolagen with the SEC and the American Stock Exchange. Officers, directors, and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely upon a review of the Section 16(a) forms furnished to us during the most recent fiscal year, we believe that all such forms required to be filed were timely filed, as necessary, by the officers, directors, and security holders required to file the same during the fiscal year ended December 31, 2006, except an option grant for Mr. Webb was filed one day late on Form 4.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers.

The following table sets forth the names and ages of all of our directors, executive officers, and significant employees as of August 1, 2007. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Title
Nicholas L. Teti	54	Chairman of the Board and Chief Executive Officer
Declan Daly	44	Chief Operating Officer and Chief Financial Officer
Steven C. Trider	40	Senior Vice President
Todd J. Greenspan	35	Vice President of Finance and Administration, Corporate Controller
Steven Morrell	51	Director(2)(3)
Henry Y.L. Toh	49	Director(1)(2)
Ralph V. De Martino	52	Director
Marshall G. Webb	64	Director(1)(2)(3)
Terry E. Vandewarker	55	Director(1)(3)(4)

(1)          Members of the Audit Committee.

(2)          Members of the Compensation Committee.

(3)          Members of the Corporate Governance Committee.

(4)          Lead Independent Director.

Biographical information with respect to our executive officers and directors is provided below. There are no family relationships between any of our executive officers or directors.

Nicholas L. Teti.   Mr. Teti was named as Chairman of the Board and Chief Executive Officer in June 2006. Mr. Teti served as President, Chief Executive Officer and a director of Inamed Corp. from July 2001 until March 2006. He has over 25 years of management, operations and marketing experience in the pharmaceuticals industry. From November 1999 until December 2000, Mr. Teti was President, Chief Executive Officer and Chief Operating Officer of DuPont Pharmaceuticals Company. He spent 25 years at DuPont and DuPont Merck, which included a number of senior management positions. Several of these assignments were in leadership roles of DuPont’s global pharmaceuticals business units. From

January 2001 until June 2001, he was President and Director of Yamanouchi USA, Inc., a division of Yamanouchi Pharmaceuticals Co., where he was responsible for establishing its U.S. business. Since March 2007, Mr. Teti has served as a director of LNR Enterprises, Inc. Since May 2007, Mr. Teti has served as a director of Enteromedics, Inc. Since August 2007, Mr. Teti has served as a director of ZARS Pharma, Inc. Mr. Teti holds an M.B.A. in Health Care Administration and a B.A. in Economics from St. Joseph’s University.

Declan Daly.   Mr. Daly has served as Isolagen’s Chief Financial Officer since June 2006, and as Chief Operating Officer since June 2007. Mr. Daly served as Executive Vice President and Chief Financial Officer of Inamed Corp. from November 2004 until March 2006, prior to which he served as Inamed’s Senior Vice President since September 2002 and as the Corporate Controller and Principal Accounting Officer since March 2002. He was previously Vice President of Finance & Administration for Inamed International Corp. from 1998 to 2002. From 1996 to 1998, Mr. Daly was a Senior Manager with BDO Simpson Xavier, Chartered Accountants or BDO, in Dublin. Prior to joining BDO, he worked with PricewaterhouseCoopers in Dublin and London. Mr. Daly holds a B.A. in Management Science and Industrial Systems Studies from Trinity College, Dublin and he is also a Fellow of the Institute of Chartered Accountants in Ireland.

Steven C. Trider.   Mr. Trider has served as a Senior Vice President of Isolagen since June 2006. From March 2004 until March 2006, Mr. Trider served as Vice President of Global Marketing for Inamed Corp., and was responsible for the global business and market development of the portfolio of products, including licensing and alliance management. From November 2001 until March 2004, Mr. Trider served as the Director of Strategic Marketing for Bristol Myers Squibb. From 1991 until 2001, Mr. Trider worked for DuPont and DuPont Merck Pharma in the US and Canadian sales and marketing organizations, including as Sr. Director of National Accounts. Mr. Trider graduated with a Bachelor of Science from Dalhousie University (Halifax, Nova Scotia—Canada) and an MBA from Saint Mary’s University (Halifax, Nova Scotia).

Todd J. Greenspan.   Mr. Greenspan has served as Isolagen’s Vice President of Finance and Administration and Corporate Controller since May 2005. Mr. Greenspan is a licensed Certified Public Accountant in the State of Pennsylvania. From October 2002 to April 2005, Mr. Greenspan was employed by Amkor Technology, Inc., most recently serving as Senior Director of Finance. From May 2000 to October 2002, Mr. Greenspan served as a Controller of AstroPower, Inc. From September 1994 to May 2000, Mr. Greenspan served as a public accountant at Arthur Andersen LLP, most recently as a Manager in the Attestation and Assurance practice. Mr. Greenspan holds both a B.S. in Accounting and an M.S. in Accounting and Management Information Sciences from the University of Delaware.

Steven Morrell.   Mr. Morrell was elected to the Board of Directors in May 2002. Since January 2001, Mr. Morrell has been a Partner at Teknoinvest AS, a Norwegian venture capital firm investing in Scandinavia and the United States in the life science and information technology sectors with $120 million under management. From January 1999 to January 2001, he was the Managing Director of a Teknoinvest portfolio company, Aquasmart International AS. From January 1998 to February 1999, he was the General Director of Veropharm Co., Ltd. Mr. Morrell has held numerous positions over the previous 14 years including: Managing Director for a Merck & Co., Inc. subsidiary; General Director of Veropharm Co., Ltd., a Russian pharmaceutical company; President of Hafslund Nycomed Pharma AG in Austria, and management consultant in McKinsey & Co., Inc. Mr. Morrell also served in the U.S. Air Force as an officer. Mr. Morrell currently serves as the Chairman of the Board of AKVA group ASA in Norway, CiDRA Corporation and MariCal, Inc., as well as a Member of the Board of QuNano AB in Sweden. From September 2004 until December 2005, Mr. Morrell served as a director of Vaso Active Pharmaceuticals Inc. Mr. Morrell holds an MBA from IMD, Switzerland and a B.Sc. degree with a major in Mathematics from Brigham Young University.

Henry Y. L. Toh.   Mr. Toh was appointed to the Board of Directors in January 2004. He is currently serving as a director with three other publicly traded companies. Since 2001, Mr. Toh has served as a director of Teletouch Communications Inc. Since 1992, Mr. Toh has served as an officer and director of C2 Global Technologies Inc., a publicly held voice-over-IP company. Since December 1998, Mr. Toh has served as a director of National Auto Credit, Inc., a specialized finance and entertainment company. From April 2002 until February 2004, Mr. Toh served as a director of Bigmar, Inc., a Swiss pharmaceuticals company. From September 2004 until August 2005, Mr. Toh served as a director of Vaso Active Pharmaceuticals Inc. Since 1992, Mr. Toh has served as an officer and director of Four M International, Inc., a privately held offshore investment entity. Since August 2005, Mr. Toh has served as a director of Labock Technologies, Inc. Mr. Toh began his career with KPMG Peat, Marwick from 1980 to 1992, where he specialized in international taxation and mergers and acquisitions. Mr. Toh is a graduate of Rice University.

Ralph V. De Martino.   Mr. De Martino was appointed to the Board of Directors in December 2002. Since June 2005, Mr. De Martino has been a member of the law firm of Cozen O’Connor in the firm’s Washington, DC office and serves as the Vice-Chair of the firm’s Securities Offerings and Regulations Practice Group. From January 2003 until June 2005, Mr. De Martino was the managing partner of the Washington, DC office of the law firm Dilworth Paxson LLP and was the National Chair of the Securities Department for the firm. Cozen O’Connor provides legal services to Isolagen and Dilworth Paxson LLP provided legal services to Isolagen. From 1983 to December 2002, Mr. De Martino served as the managing principal of the law firm of De Martino Finkelstein Rosen & Virga. Mr. De Martino is a graduate of Bucknell University and the George Washington University National Law Center. Mr. De Martino practices law in the areas of securities and corporate law.

Marshall G. Webb.   Mr. Webb was appointed to the Board of Directors in April 2004. Mr. Webb is President of Polaris Group, an advisory firm he founded in January 1999 to provide financial consulting and merger and acquisition services to public and private companies. From March 2006 until August 2007, Mr. Webb served as a director and member of the audit committee of ACR Group, Inc., a wholesale distributor of air conditioning, heating and refrigeration equipment. From February 2003 until December 2005, he served as Chief Executive Officer of HWIGroup, Inc., an early stage company formed to create security services solutions for maritime and land-based facilities including private companies and governmental agencies. Mr. Webb founded BrightStar Information Technology Group, Inc., a global provider of information technology solutions to government and business, and served as its Chief Executive Officer and as a director from 1997 through 1998. Since 2001, Mr. Webb has served as a director of Teletouch Communications, Inc., and is a member of its Audit and Compensation Committees. Mr. Webb served on the Board of Directors and Audit Committee of Omni Energy Services Corp. from February 2004 until April 2005. Mr. Webb attended Southern Methodist University, is a certified public accountant, and began his career with Peat, Marwick, Mitchell & Co.

Terry E. Vandewarker.   Mr. Vandewarker was appointed to the Board of Directors in October 2006. Mr. Vandewarker is currently a partner with a privately held family business. He served as a director of Inamed from July 2003 until March 2006. From July 1997 through July 2002, he held a number of senior operations and financial management positions at Encad, Inc., a publicly traded NASDAQ company until its acquisition by Eastman Kodak in 2002. Mr. Vandewarker was President and Chief Executive Officer of Encad from July 2000 through January 2002 and continued as President until July 2002. Prior to that, Mr. Vandewarker was Encad’s Vice President of Operations and Director of Finance. Prior to joining Encad, he received extensive experience in senior accounting and finance positions, including Vice President and Chief Financial Officer for NexCycle, Inc. from 1995 through 1997 and Vice President and Chief Financial Officer for OCTUS, Inc. from 1993 through 1995. Prior to that he worked for a multi-national investment company, an entertainment company and for Price Waterhouse. Mr. Vandewarker is a Certified Public Accountant and holds a Bachelor of Science in Psychology from the

University of California at Riverside and an M.B.A. in Accounting and Finance from the University of California at Los Angeles.

No director is related to any other director or executive officer of our company or our subsidiaries, and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

Our Certificate of Incorporation, as amended, provides that the Board of Directors be divided into three classes. Each director serves a term of three years. At each annual meeting, the stockholders elect directors for a full term or the remainder thereof, as the case may be, to succeed those whose terms have expired. Each director holds office for the term for which elected or until his or her successor is duly elected.

No director or officer of our company has, during the last five years: (i) been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violations with respect to such laws.

Nominees to the Board of Directors.

Steven Morrell, Marshall G. Webb, and Kenneth A. Selzer are the nominees for election to the Board of Directors. Each of the above have been nominated to be Class I directors, which means their term of office will expire at our 2010 Annual Meeting of Stockholders. Dr. Selzer was recommended to the Corporate Governance Committee by Mr. Teti.

Involvement in Legal Proceedings

The Company is the nominal defendant in derivative actions (the “Derivative Actions”) pending in State District Court in Harris County, Texas, the United States District Court for the Eastern District of Pennsylvania, and the Court of Common Pleas of Chester County, Pennsylvania.

On September 28, 2005, Carmine Vitale filed an action styled, Case No. 2005-61840, Carmine Vitale v. Frank DeLape, et al. in the 55th Judicial District Court of Harris County, Texas and in February 2006 Mr. Vitale filed an amended petition. In this action, the plaintiff purports to bring a shareholder derivative action on behalf of the Company against certain of the Company’s current and former officers and directors. The Plaintiff alleges that the individual defendants breached their fiduciary duties to the Company and engaged in other wrongful conduct. Certain individual defendants are accused of improper trading in Isolagen stock. The plaintiff did not make a demand on the Board of Isolagen prior to bringing the action and plaintiff alleges that a demand was excused under the law as futile.

On December 2, 2005, the Company filed its answer and special exceptions pursuant to Rule 91 of the Texas Rules of Civil Procedure based on pleading defects inherent in the Vitale petition. The plaintiff filed an amended petition on February 15, 2006, to which the defendants renewed their special exceptions. On September 6, 2006, the Court granted the special exceptions and permitted the plaintiff thirty days to attempt to replead. Thereafter the plaintiff moved the Court for an order compelling discovery, which the Court denied on October 2, 2006. On October 18, 2006, the Court entered an order explaining its grounds for granting the special exceptions. On November 3, 2006, the plaintiff filed a second amended petition. On February 8, 2007, the Company filed its answer and special exceptions to the second amended petition. On August 9, 2007, the Court granted the special exceptions to the second amended petition and entered a final judgment dismissing the plaintiffs’ claims with prejudice.

On October 8, 2005, Richard Keene, filed an action styled, C.A. No. H-05-3441, Richard Keene v. Frank M. DeLape et al., in the United States District Court for the Southern District of Texas. This action makes substantially similar allegations as the original complaint in the Vitale action. The plaintiff also alleges that his failure to make a demand on the Board prior to filing the action is excused as futile.

The Company sought to transfer the Keene action to the United States District Court for the Eastern District of Pennsylvania as part of the MDL Motion. On January 21, 2006, the court stayed the Keene action pending resolution of the MDL Motion. On February 23, 2006, the Keene action was transferred with the Federal Securities Actions from the Southern District of Texas to the Eastern District of Pennsylvania. Thereafter, on May 15, 2006, the plaintiff filed an amended complaint, and on June 5, 2006, the defendants moved to dismiss the amended complaint. Briefing on that motion is complete. On August 21, 2006, the plaintiff moved for leave to file a second amended complaint, and on September 15, 2006, defendants filed an opposition to that motion. On January 24, 2007, the court denied the plaintiff’s motion to file a second amended complaint, and on April 10, 2007 the court granted the defendants’ motion to dismiss and dismissed the amended complaint without prejudice. On May 9, 2007, plaintiff filed a notice of appeal from the January 24, 2007 order denying plaintiff’s motion to file a second amended complaint, and from the April 10, 2007 order dismissing plaintiff’s amended complaint without prejudice.

On October 31, 2005, William Thomas Fordyce filed an action styled, C.A. No. GD-05-08432, William Thomas Fordyce v. Frank M. DeLape, et al., in the Court of Common Pleas of Chester County, Pennsylvania. This action makes substantially similar allegations as the original complaint in the Vitale action. The plaintiff also alleges that his failure to make a demand on the Board prior to filing the action is excused as futile.

On January 20, 2006, the Company filed its preliminary objections to the complaint. On August 31, 2006, the Court of Common Pleas entered an opinion and order sustaining the preliminary objections and dismissing the complaint with prejudice. On September 19, 2006, Fordyce filed a motion for reconsideration, which the Court of Common Pleas denied. On September 28, 2006, Fordyce filed a notice of appeal to the Superior Court of Pennsylvania. On July 27, 2007, the Superior Court affirmed the decision of the Court of Common Pleas.

The Derivative Actions are purportedly being prosecuted on behalf of the Company and any recovery obtained, less any attorneys’ fees awarded, will go to the Company. The Company is advancing legal expenses to certain current and former directors and officers of the Company who are named as defendants in the Derivative Actions and expects to receive reimbursement for those advances from its insurance carriers. The Company will expense its legal costs as they are incurred and will record any insurance recoveries on such legal costs in the period the recoveries are received. The Company cannot currently estimate the amount of loss, if any, that may result from the resolution of these actions, and no provision has been recorded in the consolidated financial statements.

The Board of Directors.

The Board of Directors oversees the business affairs of Isolagen and monitors the performance of management. Pursuant to our Bylaws, the Board of Directors shall consist of no less than three and no more than eleven members.

Members of the Board of Directors discussed various business matters informally on numerous occasions throughout the year 2006. The Board held 16 meetings during 2006. Each director attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all Board committees on which they served.

Director Independence.

Our Board is subject to the independence requirements of the American Stock Exchange. Pursuant to the requirements, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and Isolagen and its subsidiaries and affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that during 2006 Messrs. Morrell, De Martino, Toh, Webb, and Vandewarker were independent of us under the standards set forth in the AMEX Company Guide. The Board further determined that each of the foregoing directors meet the independence requirements needed to serve on the Board committees for which they serve. In determining that Mr. De Martino was independent for 2006, the Board considered that Isolagen had received legal services from law firms affiliated with Mr. De Martino during the last three fiscal years. However, since the amounts paid to such firms did not approach the thresholds in the AMEX Company Guide, the Board determined that such relationship did not impair the independence of Mr. De Martino.

During the periods in which Mr. De Martino was deemed to be an independent director, he did not personally provide legal services to Isolagen. In January 2007, the Board determined that it was in Isolagen’s best interests that Mr. De Martino be available to directly provide legal services to us, and as such, it determined that Mr. De Martino may in the future no longer be an independent director. Commencing January 25, 2007, Mr. De Martino ceased to be a member of the Compensation Committee and Corporate Governance Committee.

Committees of the Board of Directors.

The Board of Directors has established three standing committees, namely, an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

Audit Committee.   The duties and responsibilities of the Audit Committee are to oversee the selection and retention of our independent public accountants, to review the scope and cost of the audit, to review the performance and procedures of the auditors, to review the final report of the independent auditors, to be available for consultation with the independent auditors, to review with our Chief Financial Officer and independent auditors corporate accounting practices and policies and financial controls and to perform all other duties as the Board of Directors may from time to time designate.

Henry Toh, Marshall G. Webb, and Terry E. Vandewarker comprise the Audit Committee. During the fiscal year ended December 31, 2006, the Audit Committee held 19 meetings. The Board has determined that each member of the Audit Committee is an independent director as required by the American Stock Exchange listing standards. The Board of Directors has determined that Messrs. Toh, Webb, and Vandewarker each qualify as an “audit committee financial expert” under federal securities laws. The Audit Committee has a written charter adopted by the Board of Directors, which is available on the Company’s web site at www.isolagen.com. Information appearing on the Company’s web site is not part of this proxy statement.

Compensation Committee.   The duties and responsibilities of the Compensation Committee are to review periodically the compensation of executive officers and other key employees, to make recommendations as to stock options, restricted stock awards, bonuses and salaries and to perform all other duties as the Board of Directors may from time to time designate. Steven Morrell, Marshall G. Webb and Henry Y.L. Toh are members of the Compensation Committee. During the fiscal year ended December 31, 2006, the Compensation Committee held nine meetings. All of the members of the Compensation Committee are independent, as defined by the American Stock Exchange. The

Compensation Committee has a written charter adopted by the Board of Directors, which is available on the Company’s web site at www.isolagen.com. Information appearing on the Company’s web site is not part of this proxy statement.

Corporate Governance Committee.   The duties and responsibilities of the Corporate Governance Committee are: (a) to develop, review, evaluate and recommend to the Board of Directors the corporate governance principles applicable to Isolagen; (b) to identify and recommend individuals qualified to become members of the Board and its committees; and (c) to recommend the Board selections for our director nominees for the next annual meeting of stockholders. The Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials. Marshall G. Webb, Terry E. Vandewarker, and Steven Morrell are members of the Corporate Governance Committee. During the fiscal year ended December 31, 2006, the Corporate Governance Committee held one meeting. All of the members of the Corporate Governance Committee are independent, as defined by the American Stock Exchange. The Corporate Governance Committee has a written charter adopted by the Board of Directors, which is available on the Company’s web site at www.isolagen.com. Information appearing on the Company’s web site is not part of this proxy statement.

Stockholders meeting the following requirements who want to recommend a director candidate may do so in accordance with our Bylaws and the following procedures established by the Corporate Governance Committee. We will consider all director candidates recommended to the Corporate Governance Committee by stockholders owning at least 5% of our outstanding shares at all times during the year preceding the date on which the recommendation is made that meet the qualifications established by the Board. To make a nomination for director at an annual meeting, a written nomination solicitation notice must be received by the Corporate Governance Committee at our principal executive office not less than 120 days before the anniversary date our proxy statement was mailed to stockholders in connection with our previous annual meeting. The written nomination solicitation notice must contain the following material elements, as well as any other information reasonably requested by us or the Corporate Governance Committee:

•       the name and address, as they appear on our books, of the stockholder giving the notice or of the beneficial owner, if any, on whose behalf the nomination is made;

•       a representation that the stockholder giving the notice is a holder of record of our Common Stock entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•       a complete biography of the nominee, as well as consents to permit us to complete any due diligence investigations to confirm the nominee’s background, as we believe to be appropriate;

•       the disclosure of all special interests and all political and organizational affiliations of the nominee;

•       a signed, written statement from the director nominee as to why the director nominee wants to serve on our Board, and why the director nominee believes that he or she is qualified to serve;

•       a description of all arrangements or understandings between or among any of the stockholder giving the notice, the beneficial owner, if any, on whose behalf the notice is given, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice;

•       such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by our Board of Directors; and

•       the signed consent of each nominee to serve as a director if so elected.

In considering director candidates, the Corporate Governance Committee will consider such factors as it deems appropriate to assist in developing a board and committees that are diverse in nature and comprised of experienced and seasoned advisors. Each director nominee is evaluated in the context of the full Board’s qualifications as a whole, with the objective of establishing a Board that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment. Each director nominee will be evaluated considering the relevance to us of the director nominee’s skills and experience, which must be complimentary to the skills and experience of the other members of the Board.

Stockholder Communications with Directors.

The Board of Directors has adopted policies and procedures to facilitate written communications by stockholders to the Board. Persons wishing to write to the Board of Directors of Isolagen, or to a specified director or committee of the Board, should send correspondence to the Corporate Secretary at 405 Eagleview Blvd., Exton, Pennsylvania 19341. Electronic submissions of stockholder correspondence will not be accepted.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the stockholders, to the functioning of the Board, or to the affairs of Isolagen. Any correspondence received that is addressed generically to the Board of Directors will be forwarded to the Chairman of the Board. If the Chairman of the Board is not an independent director, a copy will be sent to the Chairman of the Audit Committee as well.

Board Member Attendance at Annual Meetings.

All current Board members and all nominees for election to our Board of Directors are required to attend our annual meetings of stockholders, provided, however, that attendance shall not be required if personal circumstances affecting the Board member or director nominee make his or her attendance impracticable or inappropriate. All of our then directors attended the 2006 annual meeting of stockholders.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews and makes recommendations to the Board of Directors concerning the reliability and integrity of the Company’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with its policies and procedures, Code of Ethics and applicable laws and regulations. The Company’s management is responsible for preparing the Company’s financial statements, implementing and maintaining systems of internal control, and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles in the United States of America. The Committee establishes procedures for and oversees receipt, retention, and treatment of complaints received by the Company regarding accounting, internal control or auditing matters; and the confidential, anonymous submission by its employees of concerns regarding questionable accounting or auditing matters. The Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors.

The Committee has reviewed and discussed with management and the independent auditors its audited financial statements as of and for the year ended December 31, 2006, as well as the representations of management and the independent auditors’ opinion thereon regarding the Company’s internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act. The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits, and met with the independent auditors, with and without management present, to discuss the results of their examinations. The Committee also discussed with the Company’s independent auditors, with and without management present, their evaluation of the Company’s internal accounting controls, management’s representations regarding internal control over financial reporting, and the overall quality of Company’s financial reporting. The Committee has discussed with Company’s independent auditors the matters required by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties), and the auditors’ independence from the Company and its management, including the written disclosures and letter from Company’s independent auditors required by Independence Standards Board, Standard No.1, Independence Discussions with Audit Committees, as amended.

Further, the Committee considered non-audit services provided by the independent auditors and the fees and costs billed and expected to be billed by the independent auditors for those services. The non-audit services provided by the independent auditors for the year ended December 31, 2006, and the fees and costs incurred in connection with those services, have been pre-approved by the Committee in accordance with the Audit Committee Charter (as amended on October 24, 2006). When approving the retention of the independent auditors for these non-audit services, the Committee has considered whether the retention of the independent auditors to provide those services is compatible with maintaining auditor independence. In reliance on the reviews and discussions with management and the independent auditors the Committee believes that the non-audit services provided by the independent auditors are compatible with, and did not impair, auditor independence.

The Company’s independent auditors provided to the Committee a copy of their opinions dated March 16, 2007, which expressed unqualified opinions. The Committee reviewed with the independent auditors their unqualified opinions on the Company’s financial statements and the effectiveness of internal control over financial reporting.

Based on the reviews and discussions with management and the independent auditors referred to above, the Committee recommended to the Board of Directors on March 16, 2007, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

The Committee also recommended to the Board of Directors, and the Board approved, subject to shareholder ratification, the selection of the Company’s independent auditors with respect to the year ended December 31, 2007.

By the Members of the Audit Committee:
Terry E. Vandewarker, Chairman
Marshall G. Webb
Henry Y. L. Toh

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Summary

This report is the Compensation Discussion and Analysis of our executive compensation program and an explanation and analysis of the material elements of total compensation paid to each of our named executive officers. Included in the discussion is an overview and description of the following:

•       our compensation philosophy and program;

•       the objectives of our compensation program;

•       what the compensation program is designed to reward;

•       each element of compensation;

•       why we choose to pay each element;

•       how we determine the amount or formula (where applicable), for each element; and

•       how each compensation element and our decision regarding that element fit into our overall compensation objectives and affect decisions regarding other elements.

In reviewing our executive compensation program, we considered issues pertaining to policies and practices for allocating between long-term and currently paid out compensation; and those policies for allocating between cash and non-cash compensation. We also considered the determinations for granting awards, performance factors for Isolagen and our named executive officers, and how specific elements of compensation are structured and taken into account in making compensation decisions. Questions related to the benchmarking of total compensation or any material element of compensation, the tax and accounting treatment of particular forms of compensation and the role of executive officers (if any) in the total compensation process also are addressed where appropriate.

General Executive Compensation Philosophy

Our general executive compensation philosophy has been established by the Compensation Committee of the Board of Directors, which acts pursuant to authority delegated to it by the Board of Directors.

We compensate our executive management through a combination of salaries, merit based performance bonuses, and long-term equity compensation that is designed to be competitive with comparable companies within the life sciences industry. Our executive compensation program is structured to align management’s incentives with the long-term interests of our shareholders, and to maximize profitability and shareholder value.

We adhere to the following compensation policies, which are designed to support the achievement of our business strategies:

•       Our executive compensation program should strengthen the relationship between compensation, both cash and equity-based, and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, business unit and individual performance goals.

•       A portion of each executive’s total compensation should be comprised of long-term, at-risk compensation to focus management on the long-term interests of shareholders.

•       An appropriately balanced mix of at-risk incentive cash and equity-based compensation aligns the interests of our executives with that of our shareholders. The equity-based component promotes a continuing focus on building profitability and shareholder value.

•       Total compensation should enhance our ability to attract, retain, motivate and develop knowledgeable and experienced executives upon whom, in large part, our successful operation and management depends.

We set compensation by establishing targeted compensation levels for each senior executive and allocating that compensation amount among base salary, incentive-based compensation, and long-term equity compensation. At the highest and most senior levels we offer incentive based compensation to reward company wide performance and by attributing awards primarily to maximize future profitability, stock appreciation and shareholder value.

A fundamental core principle of our executive compensation program is the belief that compensation paid to executive officers should be closely aligned with our near- and long-term success, while simultaneously giving us the flexibility to recruit and retain the most qualified key executives. Our compensation program is structured so that it is related to our achieving corporate and operational milestones, as well as our stock performance and other factors, direct and indirect, all of which may influence long-term shareholder value and our success. As a result, we have designed our total executive compensation plan to include the following elements:

•       Annual Base Salaries;

•       Annual Performance-Based Cash Bonuses;

•       Long-Term Equity -Based Compensation; and

•       Certain Other Benefits.

We utilize each of these elements of executive compensation in an attempt to attain the proper balance between our short- and long-term success, as well as between our financial performance and shareholder return. We believe that the executive compensation program for our named executive officers is consistent with our financial performance and the performance of each named executive officer.

Our Named Executive Officers for 2006

This analysis focuses on the compensation paid to our “named executive officers,” which is a defined term generally encompassing all persons that served as our principal executive officer or principal financial officer at any time during the fiscal year, as well as certain other highly paid executive officers serving in such positions at the end of the fiscal year. During 2006, our named executive officers consisted of the following officers:

1.      Mr. Nicholas L. Teti—In June 2006, Mr. Teti agreed to join Isolagen and serve as our Chairman of the Board and Chief Executive Officer.

2.      Ms. Susan Stranahan Ciallella—During 2006, Ms. Ciallella served as our President, Secretary, and Chief Legal Officer. In addition, Ms. Ciallella served as our Chief Executive Officer from October 2005 until Mr. Teti joined us in June 2006. Ms. Ciallella resigned as President in March 2007 and as a director in June 2007.

3.      Mr. Declan Daly—In June 2006, Mr. Daly agreed to join Isolagen and serve as our Executive Vice President and Chief Financial Officer. In June 2007, Mr. Daly agreed to serve as our Chief Operating Officer.

4.      Mr. Steven Trider—In June 2006, Mr. Trider agreed to join Isolagen and serve as a Senior Vice President.

5.      Mr. Todd J. Greenspan—During 2006, Mr. Greenspan served as our Corporate Controller and Vice President.

6.      Mr. Martin E. Schmieg—Mr. Schmieg served as our Chief Financial Officer during the first quarter of 2006 until his resignation on March 31, 2006.

Total Overall Compensation

To assist us in establishing targeted overall compensation for our named executive officers (i.e., the aggregate level of compensation to be paid if stated performance goals are fully met), periodically our Compensation Committee engages an independent compensation consultant to review the compensation structure of senior management at comparable companies. In 2005, our Compensation Committee engaged Mellon Consultants, LLC, d/b/a Human Resources & Investor Solutions as an independent compensation consultant to review the compensation structure of senior management at comparable companies. Comparable companies included biotech and pharmaceutical companies, that were selected based upon a number of factors, including: prior fiscal year revenue, number of employees, stock price, market capitalization, and the types of individuals recruited by the companies. For the purposes of the report of the independent consultant, our “peer group” consisted of Alterra Healthcare Corp., Adolor Corp., Alteon Inc., Ariad Pharmaceuticals Inc., Avi Biopharma Inc., Biolase Technology Inc., Cellegy Pharmaceuticals Inc., Cutera Inc., Depomed Inc., Encysive Pharmaceuticals Inc., Entremed Inc., Gena Era Corp., Inamed Inc., Introgen Therapeutics Inc., Lifecell Corp., Pharmos Corp., Tanox Inc., Vaxgen Inc., Candela Corp., Immunomedics Inc., Geron Corporation and Nexmed Inc. The consultant also provided us with general data to assist us with respect to establishing compensation programs at other levels within our organization.

The overall results of the study conducted by the consultant provided the starting point for us to analyze our executive compensation program. In addition, we looked beyond the results of the study and carefully considered other material factors, such as the overall experience and background of the executives. Some adjustments to the data were made to reflect our size and scale.

In 2006, base salaries generally were targeted at 50% to 75% median levels for the peer group of companies supplemented with survey data and were adjusted to recognize varying levels of responsibility, individual performance, and business unit performance, as well as external pay practices.

After careful consideration and analysis of the aggregate compensation data, we established the targeted overall compensation for Mr.Teti. Due to Mr. Teti’s background and prior experience, the Compensation Committee determined it to be in our best interests to pay a premium over that level of compensation we generally pay to executives, which is in the 50th through the 75th percentile of similar life sciences companies. That determination was made in light of Mr. Teti’s experience and his prior success in creating shareholder value, and the Compensation Committee’s determination that Mr. Teti’s addition had the potential of significantly improving our long term performance prospects. Mr. Teti’s experience includes serving as President, Chief Executive Officer and as a director of Inamed Corp. from July 2001 until March 2006 and as President, Chief Executive Officer and Chief Operating Officer of DuPont Pharmaceuticals Company from November 1999 until December 2000.

Following a similar review process for our President, Ms. Ciallella, we established overall targeted compensation in excess of the 50% to 75% median levels for the peer group of companies discussed above. This amount represented more than what our survey of comparables indicated and was adjusted based on Ms. Ciallella’s increased duties and her superior level of performance during her tenure as Chief Executive Officer.

We followed a similar review process in determining the target compensation for Messrs. Daly, Trider, Greenspan, and Schmieg. In addition, we considered recommendations from Mr. Teti, our Chairman and Chief Executive Officer, regarding total compensation for Messrs. Daly and Trider. Each of these officers compensation were at the 50% to 75% median levels for the peer group of companies discussed above, supplemented with survey data and adjusted to recognize varying levels of responsibility, as well as external pay practices.

We expect to retain an independent compensation consultant to review overall compensation during 2007, and thereafter as the need arises.

Elements of Compensation

Base Salaries

Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual, our Board of Directors’ and Compensation Committee’s assessment of the contribution and competence of the individual and other primarily judgmental factors deemed relevant by our Board of Directors and Compensation Committee. Base compensation generally is targeted at the level of compensation paid to executives in the 50th through the 75th percentile of similar life sciences companies, with allowance to pay a premium for candidates that are perceived to perform at a high level. For 2006, base salaries generally were targeted at 50% to 75% median levels for the peer group of companies supplemented with survey data and were adjusted to recognize varying levels of responsibility and individual performance, as well as external pay practices. As discussed above, we determined it to be in our best interests to pay a premium over that level of compensation paid to executives in the 50th through the 75th percentile of similar life sciences companies in order to attract Mr. Teti to join us as Chief Executive Officer based on his background and experience and to continue to retain the services of Ms. Ciallella as President.

Base salaries are reviewed annually by our Compensation Committee and our Board of Directors, and adjusted from time to time pursuant to such review or at other appropriate times. Where possible and appropriate, salaries are realigned based upon market levels after taking into account individual responsibilities, performance and experience.

Bonuses

Amounts shown as Non-Equity Incentive Plan Compensation in the Summary Compensation Table are based on our and the individual meeting performance criteria objectives. The final determination for all bonus payments are made by our Compensation Committee. Actual bonus awards are paid at a level commensurate with performance against pre-established objectives set forth in a bonus performance grid.

In 2006, we established the bonus performance grid mid-year after Mr. Teti joined us in June 2006. Therefore, for 2006, Ms. Ciallella and Mr. Greenspan, our only named executive officers that served in their roles for the full year, had their bonuses determined pursuant to two different compensation philosophies and systems. Their bonuses relating to the period following the creation of the 2006 bonus performance grid were based on the bonus performance grid and their bonuses with respect to the first half of the year were computed by the Compensation Committee based upon its subjective assessment of each of the individual’s performance during that period.

The 2006 bonus performance grid contained specific measures and associated targets related to the Company’s overall business strategy. Achieving the target performance for all measures would yield a score of 100 points. In general, the 2006 bonus performance grid consisted of the following areas: (a) progress with our clinical trials and protocols, (b) obtaining financial targets, (c) corporate restructuring goals,

(d) regulatory compliance, (e) progress related to our manufacturing processes, (f) bringing new products to market, (g) completing and integrating acquisitions, (h) hiring key personnel, and (i) identifying and developing potential business opportunities.

We set bonuses based on these performance measures in an effort to align the interests of our officers with those of our shareholders. Although the performance goals established for purposes of determining bonus awards are fixed at the inception of a period, we have and will occasionally consider additional performance rating goals when evaluating the bonus compensation structure of our executive management. In addition, in instances where the employee has responsibility over a specific area, individual performance goals may be directly tied to the overall performance of that particular area and bonus compensation may be varied accordingly.

In 2006, targeted bonus levels for our Chief Executive Officer and President were established at 70% of their respective base salaries. In 2006, the targeted bonus levels for Messrs. Daly, Greenspan, and Trider were 50%, 35%, and 30%, respectively. No bonus was paid to Mr. Schmieg. The targeted bonus level represents the amount payable to the respective officer if the 100 points are achieved in the bonus performance grid. For the second half of 2006, the period during which the performance grid was in effect, 71 points (out of 100) were earned in the bonus performance grid. Two of our “named executive officers,” Ms. Ciallella and Mr. Greenspan were in the employ of the Company throughout 2006. Our compensation committee determined that Ms. Ciallella exceeded all of her performance bonus criteria during the first half of 2006, during her tenure as CEO and prior to the adoption of the performance grid, and awarded her 100% of her target bonus for that period. With respect to Mr. Greenspan, it was determined that he exhibited the same high level of performance during the first half of the year as he exhibited after the performance grid was adopted, and therefore the Compensation Committee determined to set his bonus for the first half of 2006 at approximately the same level as utilized for the second half of 2006, that is 71% of target, as discussed above.

As new hires in 2006, Messrs. Teti and Trider were provided with sign-on bonuses of $250,000 and $50,000, respectively. These bonuses were part of the offers made to attract Messrs. Teti and Trider.

Equity Incentive Grants

In keeping with our philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant component of our executives’ total compensation package. These incentives are designed to motivate and reward executives for maximizing shareholder value and encourage the long-term employment of key employees. Our objective is to provide executives with above-average, long-term incentive award opportunities.

We view stock options as our primary long-term compensation vehicle for our executive officers. Stock options are granted at the prevailing market price on the date of grant and will have value only if our stock price increases. Grants of stock options generally are based upon our performance, the level of the executive’s position, and an evaluation of the executive’s past and expected future performance. Our Compensation Committee grants stock options periodically, but not necessarily on an annual basis.

Although we believe that stock options will continue to be used as the predominant form of stock-based compensation, our outside research has shown that companies in the life sciences industry are utilizing a mix of both stock options and full-value equity incentive grants. In line with these practices, the 2005 Equity Incentive Plan adopted last year also includes full-value share equity incentive grants as an integral portion of the Plan. Our at-risk component of pay for long-term executive incentives may include other performance-based awards such as stock appreciation rights, performance shares or restricted stock grants.

Except as discussed in the following sentence, the options issued to our named executive officers all were issued in connection with the executive officer’s initial employment. In January 2006, we issued restricted stock options to Ms. Ciallella and Mr. Greenspan as a bonus for fiscal 2005, which were subsequently exchanged for stock options during the first quarter of 2006.

Except for the following options, all the options we issued to named executive officers vest over a period of three years from the date of grant. When Mr. Teti was hired in June 2006, we granted Mr. Teti two grants: (i) an option to purchase 2,000,000 shares vesting quarterly over a period of three years, and (ii) an option to purchase 500,000 shares that vests upon the occurrence of certain events, most notably the disposition of the Company at a value of $25 or more per share. When Mr. Teti was hired, we also issued an option to Ms. Ciallella to purchase 400,000 shares vesting on the same terms as Mr. Teti’s 500,000 share option in order to align her performance incentives with Mr. Teti’s and the long term objective of realizing significant increases in shareholder value. In June 2007, the Company and Ms. Ciallella entered into a Settlement Agreement and Release pursuant to which the foregoing option was reduced from 400,000 shares to 300,000 shares. Of course, there can be no assurance that the foregoing objective will be realized.

Backdating and Springloading Options

We do not backdate options or grant options retroactively. In addition, we do not intentionally coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our options are granted at fair market value on a fixed date or event (such as the first day of an employee’s hire), with all required approvals obtained in advance of or on the actual grant date. All grants to executive officers require the approval of our Compensation Committee. We consider fair market value to be the closing price of our common stock on the American Stock exchange on the grant date.

Other Benefits

Severance Benefits

We offer severance benefits to our executive management and to the rest of our employees on a case by case basis as required under the terms of each respective employment agreement. Under our severance agreements, benefits may be provided when there is termination for “good reason” or without “cause.” The definitions for these terms are set forth in the respective employment agreements.

The severance agreement for our Chief Executive Officer provide that upon termination of his employment agreement by us for a reason other than for “cause” or by the officer for “good reason,” such officer is entitled to severance payments equal to his base salary for the remaining term of his employment agreement, when, as and if such payments would have been made in the absence of the termination, as well as a pro rated amount of any bonus due for the portion of the year in which they served as an officer. In addition to salary and bonus, the severance agreements for our Chief Executive Officer provide for continued health, insurance and other benefits during the period that severance benefits are being paid.

On June 8, 2007, we and Ms. Ciallella participated in a voluntary mediation before a former federal judge. Upon conclusion of the mediation, we and Ms. Ciallella entered into a Settlement Agreement and Release pursuant to which we agreed to settle and resolve all claims that Ms. Ciallella may have against us as well as all aspects of Ms. Ciallella’s separation from us. A summary of the terms of the Settlement Agreement and the severance amounts paid to Ms. Ciallella are included in a Form 8-K we filed on June 13, 2007.

The severance arrangements set forth in the employment agreements for the remainder of our named executive officers (excluding Mr. Schmieg for whom no severance was paid and those officers who are not party to employment agreements) provide that upon termination of their respective employment agreements by us for a reason other than for “cause,” such officers would be entitled to a severance payment equal to their base salary for the lesser of six months or the remainder of the term of their agreements; Mr. Greenspan’s severance agreements provides for a severance payment equal to his base salary for the lesser of twelve months or the remainder of the term of his agreement; provided further that if Mr. Greenspan becomes employed following termination, his severance payments will cease except that Mr. Greenspan would receive at least six months of payments notwithstanding reemployment.

Change in Control

We offer certain change in control benefits to our executive management as part of our overall total executive compensation program on a case by case basis as required under the terms of each officer’s respective employment agreement. We believe that such benefits serve and protect the best interests of our shareholders in the event of a change in control transaction.

We have granted our named executive officers the following change in control benefits. Excluding the performance based options granted to Mr. Teti and Ms. Ciallella, the options granted to Mr. Teti, Ms. Ciallella, Mr. Daly, Mr. Greenspan, and Mr. Trider immediately vest upon a change in control of Isolagen. In addition, Mr. Teti and Ms. Ciallella are permitted to terminate their employment with us for “good reason” upon a change in control of Isolagen, which would cause the payment of the severance benefits discussed above. No other named executive officer is entitled to change in control benefits.

Perquisites and Other Benefits

We give the following perquisites (“perks”) to our named executive officers. Mr. Teti, Ms. Ciallella, and Mr. Greenspan are provided a monthly non-accountable expense allowance of $5,000, $1,800, and $400, respectively, for automobile payments (including lease payments, insurance, maintenance, and gasoline) and private club memberships and/or dues. In addition, we provide Mr. Teti, Ms. Ciallella, Mr. Daly, and Mr. Trider with life insurance and disability benefits. We also confer additional benefits to senior executives that are offered to all of our employees.

Executive Compensation Process

Our Compensation Committee oversees and approves all compensation and awards made to executive officers under our executive compensation program. The Compensation Committee reviews the performance and compensation of the Chief Executive Officer, President, and other named executive officers, and establishes their compensation accordingly with consultation from others when appropriate. The Compensation Committee also makes grants of equity compensation in the form of stock options and restricted stock awards based in part on recommendations from the Chief Executive Officer.

Executive Officer Compensation.

The following table sets forth information regarding compensation with respect to the fiscal year ended December 31, 2006, paid or accrued by us to or on behalf of those persons who, during the fiscal year ended December 31, 2006, served as our Chief Executive Officer, Chief Financial Officer, and our most highly compensated executive officers that were serving as our officers as of December 31, 2006 (the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Nicholas L. Teti, Chairman of the Board & Chief Executive Officer(2)	2006	390,385	250,000	—	686,013	(6)	230,000	33,462	(7)	1,589,860
Susan S. Ciallella, Former President(3)	2006	473,539	—	14,067	56,250	(8)	280,000	18,757	(7)	842,613
Declan Daly, EVP and Chief Financial Officer(2)	2006	194,128	—	—	62,972	(9)	75,000	—		332,100
Steven Trider, Senior Vice President(2)	2006	139,423	50,000	—	38,752	(10)	12,500	—		240,675
Todd Greenspan, Corporate Controller(4)	2006	178,721	—	2,638	7,635	(11)	45,000	—		233,994
Martin E. Schmieg, Former Chief Financial Officer(5)	2006	94,231	—	—	93,281	(12)	—	—		187,512

(1)             Represents the compensation expense incurred by us in the respective fiscal year in connection with the grants of restricted common stock or stock options, as applicable, calculated in accordance with SFAS 123(R). See Note 12 of Notes to Consolidated Financial Statements for additional information, including valuation assumptions used in calculating the fair value of the award.

(2)             Messrs. Teti, Daly, and Trider joined Isolagen in June 2006.

(3)             Ms. Ciallella joined Isolagen in April 2005 and resigned as President in March 2007.

(4)             Mr. Greenspan joined Isolagen in May 2005.

(5)             Mr. Schmieg joined Isolagen in April 2005 and resigned March 31, 2006.

(6)             Consists of an option to purchase 2,000,000 shares of common stock vesting in twelve equal quarterly installments over a three year period. Does not include a performance option grant to purchase 500,000 shares, as such compensation expense will only be recorded when achievement of the performance criteria is “probable,” per SFAS 123(R). For a more detailed discussion of the terms of the option grant, please refer to the “Grants of Plan-Based Awards” table below.

(7)             Represents a non-accountable expenses allowance for all expenses incurred in connection with automobile expenses and private club membership(s) and/or dues.

(8)             Consists of an option to purchase 160,000 shares of Common Stock vesting in twelve equal quarterly installments over a three year period. Does not include a performance option grant to purchase 400,000 shares, as such compensation expense will only be recorded when achievement of the performance criteria is “probable,” SFAS 123(R). For a more detailed discussion of the terms of the option grant, please refer to the “Grants of Plan-Based Awards” table below. In June 2007, the Company and Ms. Ciallella entered into a Settlement Agreement and Release pursuant to which the foregoing option was fully vested.

(9)             Consists of an option to purchase 325,000 shares vesting in three equal annual installments.

(10)    Consists of an option to purchase 200,000 shares vesting in three equal annual installments.

(11)    Consists of an option to purchase 30,000 shares vesting in three equal annual installments.

(12)    Mr. Schmieg was granted an option to purchase 300,000 shares of Common Stock during 2005, all of which were vested as of December 31, 2005. Upon his resignation, Mr. Schmieg agreed to forfeit 200,000 shares underlying the option, and we agreed to extend the termination date of his remaining option for five years. The amount set forth in the table represents the compensation expense calculated in accordance with SFAS 123(R) related to this modification.

Grants of Plan-Based Awards

The following table sets forth certain information concerning the grant of awards made to our named executive officers during the year ended December 31, 2006.

Grants of Plan-Based Awards—2006

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target		Maximum		or Units	Options		Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)		(#)		(#)	(#)		($/Sh)	($)(2)
Nicholas L. Teti		0	285,833	285,833
	6/5/06				0	500,000	(3)	500,000	(3)				1.88		(8)
	6/5/06										2,000,000(4)		1.88	2,744,050
Susan S. Ciallella		0	336,000	336,000
	6/5/06				0	400,000	(5)	400,000	(5)				1.88		(8)
	4/13/06										160,000	(6)	1.89	225,000
	1/24/06
										6,667				14,067
Declan Daly		0	97,708	97,708
	6/5/06										325,000	(7)	1.87	323,856
Steven Trider		0	43,750	43,750
	6/5/06										200,000	(7)	1.87	199,296
Todd Greenspan		0	63,000	63,000
	4/13/06										30,000	(7)	1.89	30,541
	1/24/06									1,250				2,638
Martin E. Schmieg	—	—	—	—	—	—		—		—	—		—	93,281	(9)

(1)                 Amounts represent maximum potential cash bonus amounts payable pursuant to the respective named executive officer’s employment agreement if all of goals and targets were achieved for 2006 performance to be paid in 2007 for each named executive officer. The Compensation Committee may, at their complete discretion, award additional or lower amounts. The amounts for Messrs. Teti, Daly, and Trider are to be prorated based on their June 2006 hire date.

(2)                 Represents the full grant date fair value of the grant of restricted common stock or stock option, as applicable, calculated in accordance with SFAS 123(R). See Note 12 of Notes to Consolidated Financial Statements for additional information, including valuation assumptions used in calculating the fair value of the awards.

(3)                 The shares underlying the option vest upon the occurrence of any of the following events: (i) upon the closing of the sale of substantially all of the assets of Isolagen or the reorganization, consolidation or the merger of Isolagen; provided that the event results in the payment or distribution of consideration valued in good faith by the Board of Directors at $25 per share or more; or (ii) upon the closing of a tender offer or exchange offer to purchase 50% or more of the issued and outstanding shares of common stock of Isolagen at a price per share valued in good faith by the Board of Directors at $25 or more; or (iii) immediately following a “Stock Acquisition Date,” as that term is defined in the Rights Plan adopted by Isolagen on May 12, 2006 (provided that said rights are not subsequently redeemed by Isolagen or that the Rights Plan is not subsequently amended to preclude exercise of the rights issued thereunder, prior to the Distribution Date, as that term is defined in the Rights Plan); or (iv) at such other time as the Board of Directors, in its sole discretion, deems appropriate; provided in each instance Mr. Teti is the Chief Executive Officer at the time of said event.

(4)                 The shares underlying the option vests in twelve equal quarterly installments over a three year period.

(5)                 The shares underlying the option vest upon the occurrence of the same events set forth in footnote 3 above. In June 2007, the Company and Ms. Ciallella entered into a Settlement Agreement and Release pursuant to which the foregoing option was reduced from 400,000 shares to 300,000 shares.

(6)                 The shares underlying the option vests in twelve equal quarterly installments over a three year period. In June 2007, the Company and Ms. Ciallella entered into a Settlement Agreement and Release pursuant to which the foregoing option was fully vested.

(7)                 The shares underlying the option vest in three equal annual installments.

(8)                 Pursuant SFAS 123(R), no compensation expense has been recorded as the performance criteria at the present time is not considered to be “probable,” per SFAS 123(R).

(9)                 Mr. Schmieg was granted an option to purchase 300,000 shares of common stock during 2005, all of which were vested as of December 31, 2005. Upon his resignation, Mr. Schmieg agreed to forfeit 200,000 shares underlying the option, and we agreed to extend the termination date of his remaining option for five years. The amount set forth in the table represents the compensation expense calculated in accordance with SFAS 123(R) related to this modification.

Equity Awards

The following table sets forth certain information concerning our outstanding options for our named executive officers at December 31, 2006. None of our named executive officers had any unvested restricted stock awards at December 31, 2006.

Outstanding Equity Awards At Fiscal Year-End—2006

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned		Option Exercise Price	Option Expiration
Name	Exercisable	Unexercisable		Options (#)		($)	Date
Nicholas L. Teti	500,000	1,500,000	(1)	—		1.88	6/5/2016
				500,000	(2)	1.88	6/5/2016
Susan S. Ciallella	26,667	133,333	(3)	—		1.89	4/13/2016
	300,000	—				4.70	4/28/2015
				400,000	(4)	1.88	6/5/2016
Declan Daly	—	325,000	(5)	—		1.87	6/5/2011
Steven Trider	—	200,000	(5)	—		1.87	6/5/2011
Todd Greenspan	—	30,000	(6)	—		1.89	4/13/2011
	50,000	—		—		4.45	5/3/2010
Martin E. Schmieg	100,000	—		—		5.08	3/31/2011

(1)          Vests in installments of 166,667 shares on March 31, 2007; June 30, 2007; September 30, 2007; December 31, 2007; March 31, 2008; June 30, 2008; September 30, 2008; December 31, 2008; and March 31, 2009.

(2)          The shares underlying the option vest upon the occurrence of any of the following events: (i) upon the closing of the sale of substantially all of the assets of Isolagen or the reorganization, consolidation or the merger of Isolagen; provided that the event results in the payment or distribution of consideration valued in good faith by the Board of Directors at $25 per share or more; or (ii) upon the closing of a tender offer or exchange offer to purchase 50% or more of the issued and outstanding shares of Common Stock of Isolagen at a price per share valued in good faith by the Board of Directors at $25 or more; or (iii) immediately following a “Stock Acquisition Date,” as that term is defined in the Rights Plan adopted by Isolagen on May 12, 2006 (provided that said rights are not subsequently redeemed by Isolagen or that the Rights Plan is not subsequently amended to preclude exercise of the rights issued thereunder, prior to the Distribution Date, as that term is defined in the Rights Plan); or (iv) at such other time as the Board of Directors, in its sole discretion, deems appropriate; provided in each instance Mr. Teti is the Chief Executive Officer at the time of said event.

(3)          In June 2007, the Company and Ms. Ciallella entered into a Settlement Agreement and Release pursuant to which the option was fully vested.

(4)          The shares underlying the option vest upon the occurrence of the same events set forth in footnote 1 above. In June 2007, the Company and Ms. Ciallella entered into a Settlement Agreement and Release pursuant to which the foregoing option was reduced from 400,000 shares to 300,000 shares.

(5)          The shares underlying the option vest in three equal annual installments on June 5, 2007; June 5, 2008; and June 5, 2009.

(6)          The shares underlying the option vest in three equal annual installments on April 13, 2007; April 13, 2008; and April 13, 2009.

The following table sets forth certain information concerning the exercise of options and the vesting of restricted stock for our named executive officers during the year ending December 31, 2006.

Option Exercises and Stock Vested—2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Nicholas L. Teti	—	—	—	—
Susan S. Ciallella	—	—	6,667	15,134
Declan Daly	—	—	—	—
Steven Trider	—	—	—	—
Todd Greenspan	—	—	1,250	2,838
Martin E. Schmieg	—	—	—	—

(1)          The dollar value is calculated by multiplying the number of shares of restricted stock that has vested by the market value of our Common Stock on the vesting date of March 31, 2006, which was $2.27.

Pension Benefits

None of our named executives participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Director Compensation

Directors who are also employees do not receive compensation for their services as directors. Effective August 2006, our compensation for our independent directors is as follows:

•       a cash stipend of $30,000 per year plus an additional $15,000 per year for the Lead Independent Director;

•       $15,000 per year for chairing the Audit Committee, $8,000 per year for chairing the Compensation Committee, and $5,000 per year for chairing the Corporate Governance Committee;

•       $8,000 per year for being a member of the Audit Committee, $5,000 per year for being a member of the Compensation Committee, and $3,000 per year for being a member of the Corporate Governance Committee (chairpersons of these committee will not receive these payments); and

•       an annual option to purchase 30,000 shares of our Common Stock, which vests quarterly over one year from the date of grant.

New directors receive an initial appointment grant of an option to purchase 30,000 shares of our Common Stock, which vests one year from the date of grant. Prior to August 2006, we compensated our independent directors with a cash stipend of $15,000 per year plus an additional $10,000 per year for the

Lead Independent Director and $5,000 per year for chairing a Board committee, except for the Audit Committee chairperson who received $10,000 per year, and we paid meeting fees of $1,500 per Board meeting and $1,000 per Board committee meeting. The annual option and new director initial option grant was not changed. At the time of the change in compensation methodology and in conjunction with the lower capping of compensation the Board granted each independent director an option to purchase 16,667 shares of common stock and the Lead Independent Director an option to purchase 25,000 shares of Common Stock, each of which vests quarterly over one year from the date of grant.

Director Compensation Table—2006

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Ralph V. De Martino	71,060	72,019	(2)	143,079
Steven Morrell	64,282	63,176	(3)	127,458
Henry Y.L. Toh	65,533	63,177	(4)	128,710
Marshall G. Webb	70,798	63,177	(5)	133,975
Terry E. Vandewarker	8,101	12,194	(6)	20,295

(1)          Represents the compensation expense incurred by us in the respective fiscal year in connection with grants of stock options calculated in accordance with SFAS 123(R). See Footnote 12 of our financial statements for additional information, including valuation assumptions used in calculating the fair value of the award.

(2)          The full grant date fair value of the stock options issued to Mr. De Martino during 2006 calculated in accordance with SFAS 123(R) is $114,462. As of December 31, 2006, Mr. De Martino held options to purchase an aggregate of 275,000 shares of our common stock.

(3)          The full grant date fair value of the stock options issued to Mr. Morrell during 2006 calculated in accordance with SFAS 123(R) is $91,470. As of December 31, 2006, Mr. Morrell held options to purchase an aggregate of 266,666 shares of our common stock.

(4)          The full grant date fair value of the stock options issued to Mr. Toh during 2006 calculated in accordance with SFAS 123(R) is $91,473. As of December 31, 2006, Mr. Toh held options to purchase an aggregate of 166,667 shares of our common stock.

(5)          The full grant date fair value of the stock options issued to Mr. Webb during 2006 calculated in accordance with SFAS 123(R) is $91,473. As of December 31, 2006, Mr. Webb held options to purchase an aggregate of 96,667 shares of our common stock.

(6)          The full grant date fair value of the stock options issued to Mr. Vandewarker during 2006 calculated in accordance with SFAS 123(R) is $73,163. As of December 31, 2006, Mr. Vandewarker held options to purchase an aggregate of 30,000 shares of our common stock.

Compensation Committee Interlocks and Insider Participation.

Our Compensation Committee consists of Messrs. Morrell, Toh and Webb. No member of the Compensation Committee has ever been an officer or employee of Isolagen, or any of its subsidiaries or affiliates. None of our executive officers served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board of Directors.

Stock Option Plans.

We currently have three outstanding stock option plans: (a) our 2001 Stock Option and Appreciation Rights Plan (the “2001 Plan”) reserving 5,000,000 shares of Common Stock for the issuance of options to employees, directors and consultants, (b) our 2003 Stock Option and Appreciation Rights Plan (the “2003 Plan”) reserving 2,250,000 shares of Common Stock for the issuance of options to employees, directors and consultants, and (c) our 2005 Equity Incentive Plan (the “2005 Plan”) reserving 2,100,000 shares of Common Stock for the issuance of options to employees, directors and consultants. The purposes of the 2001 Plan, 2003 Plan, and 2005 Plan are to promote the interests of Isolagen, and to motivate, attract and retain the services of the people upon whose efforts and contributions our success depends. The plans provide for grants of non-qualified options, incentive stock options, stock appreciation rights, and restricted stock awards, or any combination of the foregoing.

Discussion of Employment Agreements and Termination or Change in Control Arrangements

On June 5, 2006, we and Mr. Nicholas L. Teti entered into an employment agreement (the “Agreement”) pursuant to which Mr. Teti agreed to serve as Chairman of the Board and Chief Executive Officer of Isolagen until June 30, 2009. The Agreement will be automatically renewed for an additional one-year term unless we notify Mr. Teti one year prior to the expiration of the Agreement of our intention not to renew the Agreement. The Agreement provides for an annual base salary of $700,000, which will be periodically reviewed and may be increased at the Board’s discretion. Mr. Teti was entitled to a one-time payment in the amount of $250,000. Mr. Teti is entitled to receive an annual bonus, with the 2006 annual bonus being prorated for the period of employment in that year, payable each year subsequent to the issuance of final audited financial statements, but in no case later than 120 days after the end of our most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Compensation Committee of the Board of Directors, based primarily on criteria mutually agreed upon with Mr. Teti. The targeted amount of the annual bonus shall be 70% of Mr. Teti’s base salary. The actual annual bonus for any given period may be higher or lower than 70%. For any fiscal year in which Mr. Teti is employed for less than the full year, he shall receive a bonus which is prorated based on the number of full months in the year which are worked. Mr. Teti is entitled to a non-accountable expense allowance of $5,000 per month for all expenses incurred in connection with his automobile and private club membership(s) and/or dues. The Agreement provides that Mr. Teti receive a life insurance benefit in the amount of $2 million and disability insurance benefits of at least 60% of his base salary.

Under the Agreement, Mr. Teti was granted the following option grants: (a) an option to purchase 2,000,000 shares of our common stock at an exercise price equal to the closing of the common stock on the last trading day preceding execution of the Agreement, which vests in twelve equal quarterly installments commencing June 30, 2006; and (b) a performance stock option grant to purchase 500,000 shares of common stock at an exercise price equal to the closing of the common stock on the last trading day preceding execution of the Agreement that shall vest upon the occurrence of any of the following events: (i) upon the closing of the sale of substantially all of the assets of Isolagen or the reorganization, consolidation or the merger of Isolagen; provided that the event results in the payment or distribution of consideration valued in good faith by the Board of Directors at $25 per share or more; or (ii) upon the closing of a tender offer or exchange offer to purchase 50% or more of the issued and outstanding shares of Isolagen common stock at a price per share valued in good faith by the Board of Directors at $25 or more; or (iii) immediately following a “Stock Acquisition Date,” as that term is defined in the rights plan adopted by Isolagen on May 12, 2006 (provided that said rights are not subsequently redeemed by Isolagen or that the rights plan is not subsequently amended to preclude exercise of the rights issued thereunder, prior to the Distribution Date, as that term is defined in the rights plan); or (iv) at such other time as the Board of Directors, in its sole discretion, deems appropriate; provided in each case that Mr. Teti is Isolagen’s Chief Executive Officer at the time of said event. Notwithstanding the foregoing, the vesting of the stock option grant described in (a) above shall accelerate and vest immediately upon a “change in control” of Isolagen as that term is defined in the Agreement.

Upon termination of the Agreement by Isolagen without “cause” or by Mr. Teti for “good reason” (each as defined in the Agreement), Mr. Teti is entitled to a severance payment equal to his base salary for the remaining term of the Agreement, and the prorated share of any annual bonus for the remaining term. Among other items, a change in control of Isolagen or a change in Mr. Teti’s job responsibilities each constitute “good reason” under the Agreement. Upon termination of the Agreement by Isolagen for “cause” or upon the death or disability of Mr. Teti, Mr. Teti is entitled to all amounts due to him for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination. During any period in which severance payments are being made, Mr. Teti has agreed not to compete with Isolagen, and during such period Mr. Teti shall continue to be covered by our health plans and continue to receive his insurance and disability benefits. Assuming Mr. Teti’s employment was terminated without “cause” by us or with “good reason” by Mr. Teti on December 31, 2006, we would pay or provide to Mr. Teti (i) $58,333 per month over the thirty month period following the termination date, when, as and if such payments would have been made in the absence of the termination (ii) his 2006 annual bonus in a lump sum when such payment would have been made in the absence of the termination, (iii) his health benefits over the thirty month period following the termination date, at a cost of $1,352 per month, and (iv) his life insurance and disability benefits over the thirty month period following the termination date. We have not yet obtained life insurance or disability benefits for Mr. Teti, and as such, we are unable to estimate the costs associated with those benefits.

On June 5, 2006, we hired Mr. Declan Daly to serve as our Executive Vice President—Europe and Chief Financial Officer pursuant to an offer letter with Mr. Daly. On March 12, 2007, we entered into an employment agreement (the “Agreement”) with Mr. Daly. The Agreement is for a term ending on June 30, 2009 and provides for an annual salary of $368,500. Pursuant to the Agreement, beginning in fiscal year 2007, Mr. Daly is entitled to receive an annual bonus, payable each year subsequent to the issuance of final audited financial statements, but in no case later than 120 days after the end of Isolagen’s most recently completed fiscal year. The final determination on the amount of the annual bonus is made by the Compensation Committee of the Board of Directors, based primarily on criteria agreed upon between Isolagen’s CEO and Mr. Daly and approved by the Compensation Committee. The targeted amount of the annual bonus shall be 50% of Mr. Daly’s base salary with a maximum bonus of 70% of Mr. Daly’s base salary. The actual annual bonus for any given period may be higher or lower than such amounts. For any fiscal year in which Mr. Daly is employed for less than the full year, he shall receive a bonus which is prorated based on the number of full months in the year which are worked. The Agreement provides that Mr. Daly receive a life insurance benefit in the amount of $1 million and disability insurance benefits of at least 60% of his base salary. As part of his employment, Mr. Daly was granted a five-year option to purchase 325,000 shares of Isolagen common stock at an exercise price equal to the closing of the common stock on the date of the offer letter, which vests ratably on an annually basis over three years; provided that pursuant to the Agreement the vesting of the stock option will accelerate and vest immediately upon a “change in control” of Isolagen, which is defined in the Agreement. Upon termination of the Agreement by Isolagen for a reason other than for cause or upon the death or disability of Mr. Daly, Mr. Daly is entitled to a severance payment equal to his base salary for the lesser of six months or the remainder of the term of the Agreement. During any period in which severance payments are being made, Mr. Daly has agreed not to compete with Isolagen. Assuming Mr. Daly’s employment was terminated without “cause” by us on December 31, 2006, we would pay to Mr. Daly $27,083 per month over the six month period following the termination date, when, as and if such payments would have been made in the absence of the termination. We have not yet obtained life insurance or disability benefits for Mr. Daly, and as such, we are unable to estimate the costs associated with those benefits.

On June 5, 2006, we hired Mr. Steven C. Trider to serve as a Senior Vice President pursuant to an offer letter with Mr. Trider. On March 12, 2007, we entered into an employment agreement (the “Agreement”) with Mr. Trider. The Agreement is for a term ending on June 30, 2009 and provides for an annual salary of $250,000. Mr. Trider was entitled to a one-time payment of $50,000 upon commencement of his employment in June 2006. The Agreement provides that Mr. Trider receives a life insurance benefit in the amount of $1 million and disability insurance benefits of $10,000 per month. Pursuant to the Agreement, beginning in fiscal year 2007, Mr. Trider is entitled to receive an annual bonus, payable each year subsequent to the issuance of final audited financial statements, but in no case later than 120 days after the end of Isolagen’s most recently completed fiscal year. The final determination on the amount of the annual bonus is made by the Compensation Committee of the Board of Directors, based primarily on criteria agreed upon between Isolagen’s CEO and Mr. Trider and approved by the Compensation Committee. The targeted amount of the annual bonus shall be 30% of Mr. Trider’s base salary. The actual annual bonus for any given period may be higher or lower than 30%. For any fiscal year in which Mr. Trider is employed for less than the full year, he shall receive a bonus which is prorated based on the number of full months in the year which are worked. As part of his employment, Mr. Trider was granted a five-year option to purchase 200,000 shares of Isolagen common stock at an exercise price equal to the closing of the common stock on the date of the offer letter, which vests ratably on an annually basis over three years; provided that pursuant to the Agreement the vesting of the stock option will accelerate and vest immediately upon a “change in control” of Isolagen, which is defined in the Agreement. Upon termination of the Agreement by Isolagen for a reason other than for cause or upon the death or disability of Mr. Trider, Mr. Trider is entitled to a severance payment equal to his base salary for the lesser of six months or the remainder of the term of the Agreement. During any period in which severance payments are being made, Mr. Trider has agreed not to compete with Isolagen. Assuming Mr. Trider’s employment was terminated without “cause” by us on December 31, 2006, we would pay to Mr. Trider $20,833 per month over the six month period following the termination date, when, as and if such payments would have been made in the absence of the termination.

On March 13, 2006, we entered into an Employment Agreement with Mr. Todd Greenspan pursuant to which Mr. Greenspan agreed to serve as Vice President, Finance and Corporate Controller of Isolagen for an initial term ending December 31, 2008, which may be renewed for an additional one-year term by mutual agreement. The agreement provides for an annual salary of $180,000. Mr. Greenspan is entitled to receive an annual bonus each year, prorated for the period of employment in such year, payable subsequent to the issuance of our final audited financial statements, but in no case later than 120 days after the end of our most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Compensation Committee of the Board of Directors, based primarily on criteria established by our Chief Executive Officer and agreed to by the Compensation Committee. The targeted amount of the annual bonus shall be 35% of Mr. Greenspan’s base salary, although the actual bonus may be higher or lower. Mr. Greenspan is entitled to a non-accountable automobile allowance of $400 per month. Upon termination of the agreement by Isolagen for a reason other than for “cause” (as defined in the agreement) or upon the death or disability of Mr. Greenspan, Mr. Greenspan is entitled to a severance payment equal to his base salary for the lesser of twelve months from the date of termination or for the remaining term of the agreement, when, as and if such payments would have been made in the absence of the termination; provided that if Mr. Greenspan becomes employed following termination, the severance payments will cease except that Mr. Greenspan shall receive at least six months of payments notwithstanding reemployment. Upon termination of the agreement by Isolagen for “cause” or upon the death or disability of Mr. Greenspan, Mr. Greenspan is entitled to all amounts due to him for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination. During any period in which severance payments are being made, Mr. Greenspan has agreed not to compete with Isolagen. Assuming Mr. Greenspan’s employment was terminated without “cause” by us on December 31, 2006, we would pay to Mr. Greenspan $15,000 per month over the twelve month period following the termination date, when, as and if such payments would have been made in the absence of the termination provided that if Mr. Greenspan becomes employed following termination, the severance payments will cease except that Mr. Greenspan shall receive at least six months of payments notwithstanding reemployment.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee and our Board of Directors has selected BDO Seidman, LLP (“BDO”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2007. Our stockholders are being asked to ratify this appointment. In the event that ratification of this selection of auditors is not approved by the stockholders, we will reassess our selection of auditors.

We have been informed that neither BDO nor any of its partners have any direct financial interest or any material indirect financial interest in Isolagen nor have had any connection during the past three years with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of BDO are expected to be present at the Annual Meeting, will be available to respond to appropriate questions, and will have the opportunity to make a statement at the annual meeting.

Aggregate fees for professional services rendered by BDO for the respective services for the fiscal years ended December 31, 2005 and 2006, respectively, were as follows:

	2005	2006
Audit Fee	$553,286	$538,879
Audit-Related Fees	$9,615	$5,850
Tax Fees	$50,729	$20,264
All Other Fees	—	—

(1)          All of these services were pre-approved by the Audit Committee prior to their performance in fiscal 2005 and fiscal 2006.

Audit Fees

Audit fees of $553,286 and $538,879 during fiscal 2005 and fiscal 2006, respectively, represent the aggregate fees billed for professional services rendered by BDO Seidman, LLP for the audit of our annual financial statements, review of financial statements included in our quarterly reports, review of registration statements or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees

Audit-related fees of $9,615 and $5,850, during fiscal 2005 and fiscal 2006, respectively, represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees.

Tax Fees

Tax fees of $50,729 and $20,264, during fiscal 2005 and fiscal 2006, respectively, represent the aggregate fees billed for professional services rendered by our principal accountants for tax compliance, tax advice, and tax planning for such years.

All Other Fees

All other fees represent the aggregate fees billed for products and services other than the services reported in the other categories. There were no such fees in either fiscal 2005 or fiscal 2006.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee on an annual basis reviews audit and non-audit services performed by the independent auditors. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditors’ independence.

Dispute Resolution Procedure

If any dispute, controversy, or claim arises in connection with the performance or breach of our agreement with BDO (including disputes regarding the validity or enforceability of our agreement), either party may request facilitated negotiations. These negotiations would be assisted by a neutral facilitator acceptable to both parties and would require the best efforts of the parties to discuss with each other in good faith their respective positions and, respecting their different interests, to finally resolve such dispute. The facilitated negotiations will conclude within sixty days from receipt of the written notice unless extended by mutual consent. The parties may also agree at any time to terminate or waive facilitated negotiations. If any dispute, controversy, or claim cannot be resolved by facilitated negotiations (or the parties agree to waive that process), then the dispute, controversy, or claim will be settled by arbitration. The arbitration will be conducted before a panel of three persons, one chosen by each party, and the third selected by the two party-selected arbitrators. The arbitration panel will have no authority to award non-monetary or equitable relief, and any monetary award will not include punitive damages.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval Policies and Procedures for Related Party Transactions

Pursuant to Board policy, our executive officers and directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent committee of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

Related Party Transactions

Four of our current Board members and eight of our former officers and directors are named defendants in certain pending class action and derivative legal proceedings discussed under “Information About Directors And Executive Officers—Involvement in Legal Proceedings.” During 2006, we advanced an aggregate of $898,564, or approximately $75,000 per person, for legal expenses incurred on behalf of those four Board members and eight former officers and directors in connection with their defense in those proceedings. As of December 31, 2006, $548,936 of that amount (approximately $46,000 per person) had been reimbursed by our insurance carriers.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Certificate of Incorporation, as amended, provides that the Board of Directors be divided into three classes. Each director serves a term of three years. At each annual meeting, the stockholders elect directors for a full term or the remainder thereof, as the case may be, to succeed those, whose terms have expired. Each director holds office for the term for which elected or until his or her successor is duly elected.

The Board of Directors currently consists of six members: Nicholas L. Teti, Steven Morrell, Ralph De Martino, Henry L. Toh, Marshall G. Webb and Terry E. Vandewarker. Mr. Morrell’s and Mr. Webb’s term expires at the 2007 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Mr. Toh’s and Mr. De Martino’s term expires at the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Mr. Teti’s and Mr. Vandewarker’s term expire at the 2009 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

The Board of Directors has nominated Steven Morrell, Marshall G. Webb, and Kenneth A. Selzer for election as directors. If elected, their terms will expire at the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Biographical information for Dr. Selzer is provided below. Biographical information for our current directors is provided above in the section entitled “Information About Directors and Executive Officers.

Dr. Kenneth A. Selzer.   Since 2006, Dr. Selzer has been a venture partner with the venture capital firm of Finistere Ventures. Concurrently, since 2005, Dr. Selzer has been executive director of the Hallowell-West Medical Center, which specializes in the diagnosis and treatment of patients with ADD/ADHD and associated learning disorders. From 2002 until 2005, Dr. Selzer was a general partner with Neuropractice Consulting Group, which provides specialized services for companies investing in drugs, biologics and medical devices. Dr. Selzer is currently on the board of directors of INC Research, a global CRO, a company which he founded in 1996. Dr. Selzer is a graduate of both the UCLA School of Medicine and the OPM executive management program at Harvard Business School. Dr. Selzer is a Diplomate of both the American Board of Neurology and the American Board of Pain Medicine.

The persons named in the proxy will vote FOR these nominees, except where authority has been withheld as to a particular nominee.

The Board recommends that stockholders vote FOR these nominees for election to our Board of Directors.

PROPOSAL 2:
TO RATIFY APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board recommends that stockholders vote FOR the ratification of the appointment of BDO Seidman, LLP as our independent certified public accountants for the fiscal year ending December 31, 2007.

STOCK PERFORMANCE GRAPH

The following stock performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC under the Securities Act or the Exchange Act, or incorporated by reference in any document so filed.

The following chart graphs our performance in the form of cumulative total return to holders of our Common Stock since December 31, 2001 in comparison to the AMEX Composite Index, the AMEX Biotechnology Index, and a peer group of companies for that same period. Our peer group includes: Aastrom Biosciences, Integra Lifesciences, LifeCell Corporation, Mentor Corporation and Regeneration Technology.

The graph assumes that $100 was invested on December 31, 2001 in each of our Common Stock, the AMEX Composite Index, the AMEX Biotechnology Index, and our peer group, and that all dividends were reinvested. The comparisons shown in the graph below are based upon historical data. The stock price performance shown in the graph below is not necessarily indicative of, or intended to forecast, the potential future performance of our Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN *

Among Isolagen, Inc., The AMEX Composite Index
And The AMEX Biotechnology Index

*                    $100 invested on 12/31/01 in stock or index-including reinvestment of dividends.

Fiscal year ending December 31.

	12/01	12/02	12/03	12/04	12/05	12/06
Isolagen, Inc.	100.00	74.29	80.00	112.43	26.43	41.86
AMEX Composite	100.00	100.08	144.57	178.46	220.35	262.17
AMEX Biotechnology	100.00	65.69	102.69	115.46	151.89	145.42
Peer Group	100.00	100.25	139.89	185.84	228.96	251.11

OTHER PROPOSED ACTION

Our Board of Directors does not intend to bring any other matters before the Annual Meeting, nor does it know of any matters which other persons intend to bring before the Annual Meeting. If, however, other matters not mentioned in this proxy statement properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND SUBMISSIONS

A proxy statement and notice of this meeting will be mailed to all stockholders approximately one month prior to our next annual meeting. In order to be eligible for inclusion in our proxy statement for the 2008 Annual Meeting, a proposal of a stockholder must be received at our principal executive offices located in Exton, Pennsylvania no later than 120 days prior to the first anniversary of the date of this proxy statement (the “Deadline”); provided, however, that in the event that the date of the meeting is changed by more than 30 days from the date of the 2007 Annual Meeting, notice by the stockholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made. All stockholder proposals received after the Deadline will be considered untimely and will not be included in the proxy statement for the 2008 Annual Meeting. The SEC rules establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to regularly scheduled annual meetings. The rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Also, the notice must meet the other requirements contained in our Bylaws. A copy of the relevant Bylaw provisions containing the requirements for making stockholder proposals may be obtained by contacting our Corporate Secretary at our executive offices.

Whether or not you expect to be present at the Annual Meeting, please sign and return the enclosed proxy promptly. Your vote is important. If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at any time prior to the vote.

By Order of the Board of Directors
ISOLAGEN, INC.
/s/ NICHOLAS L. TETI
Nicholas L. Teti
Chairman and Chief Executive Officer

Exton, Pennsylvania

September 6, 2007

ISOLAGEN, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
SEPTEMBER 25, 2007

The undersigned stockholder acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated September 6, 2007, and hereby appoints Terry E. Vandewarker and Declan Daly, or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of common stock of Isolagen, Inc. (the “Company”) at the Annual Meeting of Stockholders of the Company to be held at Loews Vanderbilt Hotel Nashville, 2100 West End Avenue, Nashville, Tennessee 37203, on September 25, 2007 at 9:30 a.m., local time, and at any adjournments or postponements thereof.

1.	☐ For All ☐ Withhold All ☐ For All Except

The Board of Directors has nominated the following three persons for election as directors of the Company: Steven Morrell, Marshall G. Webb, and Kenneth A. Selzer. Their term will expire at the 2010 Annual Meeting of Stockholders, or until their successors are duly elected and qualified.

2.	☐ For ☐ Against ☐ Abstain	To ratify the appointment of BDO Seidman, LLP as the Company’s auditors for the year ending December 31, 2007.

3.		In their discretion, upon such other matters as may properly come before the meeting.

The board of directors recommends a vote FOR the nominees and proposal above and if no specification is made, the shares will be voted for such nominees and proposal.

Dated	2007

Stockholder’s Signature

Stockholder’s Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 59 MAIDEN LANE, NEW YORK, NEW YORK 10038. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES SET FORTH IN PROPOSAL 1, FOR THE PROPOSAL SET FORTH IN ITEM 2, AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.